EXHIBIT 99.1

Perma-Fix Comments on Outlook for 2010

ATLANTA – January 28, 2011 - Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that for fiscal 2010, ending December 31, 2010, we anticipate net income of approximately $.04 to $.05 per diluted share.  As a result of the Company’s decision to sell the Industrial Segment, results of this segment have been reclassified as discontinued operations and will be noted as discontinued operations in future filings.

Perma-Fix also announced that it has terminated the previously announced letters of intent to sell certain of its subsidiaries or operations within its remaining Industrial Segment.  Due to the level of interest in Perma-Fix’s industrial facilities, The Company believes this decision may improve its ability to maximize the value for these assets.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven major waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: we anticipate net income of approximately $.04 to $.05 per diluted share, and we believe this decision may improve our ability to maximize the value for these assets. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; issues that arise during our 2010 audit that we currently do not anticipate requiring us to lower our anticipated net income for 2010; additional regulations or laws being adopted that could negatively affect the value of the assets within our Industrial Segment; inability to renew the contract that one of our subsidiaries within our Industrial Segment has with a cruise line; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2009 Form 10-K, and  Form 10-Q for the quarter ended March 31, 2010, June 30, 2010, and September 30, 2010. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316